Exhibit K
                                 CSW Vale L.L.C.
                               Statement of Income
                   For the Twelve Months Ended June 30, 1999
                                   (Unaudited)
                                    ($000's)

      Equity Earnings in Vale Paranapanema                  $   (65)

      Expenses                                                 (309)

      Other Income (Deductions)                               8,872
                                                             -------

      Net Income Before Tax                                   8,498

      Income Tax Expense                                       (763)
                                                             -------

      Net Income                                            $ 9,261
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